Exhibit 99.1

CHART INDUSTRIES, INC: THIRD QUARTER SEPTEMBER 30, 2010 EARNINGS CONFERENCE CALL

October 28, 2010/10:30 a.m. EDT

SPEAKERS

Michael Biehl - Executive Vice President, CFO, Treasurer

Sam Thomas - Chairman, President, CEO

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2010 Third Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until November 10th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the company’s Web site, or through the SEC Web site, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

M. Biehl	Thank you, Christian. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our third quarter results and an update on our 2010 earnings guidance. Then Sam Thomas, our Chairman, President and CEO, will provide highlights of market and order trends, as well as opportunities we see in each of our business segments.

Third quarter results did exceed our expectations somewhat, with reported net income of $6.6 million, or $0.23 per diluted share. This compares to third quarter 2009 net income of $8.2 million, or $0.28 per diluted share.

I’d like to point out that the third quarter included restructuring and related acquisition costs of $1.5 million, or $0.04 per diluted share largely associated with, one, the shutdown of the Plainfield, Indiana facility acquired in the Covidien acquisition during the fourth quarter of 2009; two, the write-up of acquired inventory to fair value in the acquisition of Covidien’s Japanese assets that were acquired during the second quarter of 2010 and; three, the write-up of acquired inventory to fair value in the acquisition of Cryotech that occurred during the third quarter of 2010. Accounting rules dictate that Chart, the acquiring company, should not generate a profit on the ultimate disposition of the acquired inventory based on value added in the manufacturing process before it was acquired. This required accounting treatment often drives cost of sales up and margins down during the first several months of an acquisition, as was the case here. Earnings per share for the third quarter would have been $0.27 per diluted share excluding the $0.04 per share of restructuring and acquisition related costs.

Sales for the quarter were $139 million and represented an increase of 8% compared to net sales of $129 million a year ago. The increase in sales is largely due to the Covidien acquisition in our BioMedical business as well as additional volume in our Distribution and Storage, or D&S business due to continued improvement in global markets and the acquisition of Cryotech during the quarter. This was partially offset by lower sales in our Energy and Chemicals, or E&C business, which, as we expected, continued to experience lower volume due to the completion of several large projects during 2009.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

Our gross profit for the quarter was $43 million, or 31% of sales compared with $39 million, or 31% of sales, a year ago. Margins were about the same between periods as the higher margin BioMedical business is now a much larger share of our overall business as a result of the Covidien acquisition, which offset the expected lower margins in our E&C business at this time.

With respect to the D&S business, sales increased 14% to $65 million due to improved volume in China, packaged gas systems in the U.S., and the Cryotech acquisition. Margins improved due to higher volume and improved product mix.

In our BioMedical business, sales improved 64% to $36 million due to the Covidien acquisition. Margins declined slightly due to a stronger euro in the 2009 period. We had restructuring costs that impacted BioMedical gross margins in both the 2010 and 2009 periods of about 2% relating to the shutdown of the Plainfield, Indiana facility in 2010 and the shutdown of the Denver, Colorado facility in 2009.

In our E&C business, sales declined 23% to $38 million as we completed several larger projects during the 2009 period. The lack of strength in the economic recovery continues to have an effect on large capital projects that impact order flow in our E&C Systems business. As a result, margins declined in comparison to the prior year quarter. But, I’d like to point out that the margins did improve over first half 2010 levels due to several expedited or “quick ship” orders in our brazed aluminum heat exchanger product line, which improved margins about 4% during the quarter and we continue to execute well as we ramp up production on several projects in our systems product line. We’re also seeing orders and quote opportunities continuing to improve in this business.

SG&A expenses for the quarter were $26 million, up $5.4 million from the same quarter a year ago. This was primarily due to the Covidien acquisition that was completed during the fourth quarter of 2009 and the Cryotech acquisition completed in the third quarter of this year. In addition, with improving business conditions, we have seen an increase in sales commissions and travel related costs as we ramp up to take advantage of these opportunities in the market.

Income tax expense was $2.3 million for the third quarter and represented an effective tax rate of 25.4% compared with $3.5 million, or an effective tax rate of 30.0% in the year-ago quarter. The decline in the third quarter

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

effective tax rate was primarily due to a higher mix of foreign earnings, which are taxed at a lower rate compared to domestic earnings.

From a cash flow standpoint, we continue to generate positive cash flow with our cash balance over $208 million at September 30, 2010, up approximately $20 million from the June 30, 2010 balance.

With respect to our outlook for the remainder of 2010, we continue to see an improving global market as our third quarter results indicate. We have seen five straight quarters of sequential order improvement in our D&S business. The acquisitions we made last year in our BioMedical business are clearly making a positive impact and the level of E&C quote activity has accelerated during the quarter.

Based on our current backlog, order expectations and financial forecast, we are raising our full-year 2010 earnings guidance. Sales for 2010 are still expected to remain in the range provided in prior quarters, but at the upper end of the range of $540 to $555 million. Diluted earnings per share are now expected in a range of $0.60 to $0.70 per diluted share due to improving margin performance and expectations based on approximately 29.2 million weighted average shares outstanding. This compares to our previous guidance of $0.40 to $0.60 per share. This revised guidance includes the impact of approximately $0.15 per diluted share of restructuring and acquisition costs associated with the recently completed acquisitions, as well as the write-off of deferred financing costs associated with the refinancing of our Senior Credit Facility. Excluding these charges, 2010 full-year earnings would be expected to fall in a range of $0.75 to $0.85 per share. I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you, Michael, and good morning, everyone. First, as overall comments, our global markets continue to improve across all business segments as evidenced by our performance in the third quarter and revised earnings guidance for 2010 as Michael just covered.

Our largest industrial gas customers are publically reporting improved financial results, increasing volumes and capacity utilization, and are forecasting significantly improved capital expenditures in 2011. In addition, LNG opportunities for us are broadly based geographically and with several new application areas. We’ve had the strongest order level in two years at our Distribution and Storage European operation.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

Quoting activity across all businesses, but particularly in E&C, as Michael earlier mentioned, are accelerating with several significant opportunities. I’m pleased to report that we just received an order in excess of $20 million in E&C Systems for a natural gas liquids project in the Middle East, which will be reflected in our fourth quarter orders. This is the most significant Systems order since 2008 and representative of the type of projects we’ve said presented good opportunities for us going forward.

We’re excited about the Cryotech acquisition that was completed during the quarter. They design, manufacture, and sell cryogenic injectors, vacuum insulated piping systems and manifolds. They also repair liquid cylinders. The acquisition added $2.4 million in sales in the quarter. Their historical sales have ranged between $10 million and $15 million annually. Combining Cryotech’s direct-to-end user sales and existing sales and service capability within Chart’s distribution network will drive incremental sales volume. We also see significant growth potential in their products for nitrogen dosing in a variety of new food packaging applications.

Chart was named a participant in a recent U.S. Department of Energy project award to help develop and test membrane reactors to separate hydrogen production from coal-derived synthesis gas using our core brazing competency plus our heat and mass transfer process expertise. This technology has broad application potential to improve the efficiency and cost in the area of hydrogen production, also in gas to liquids production for stranded natural gas monetization, petrochemical feedstock production particularly in the U.S., China and India, and ultimately, production of biofuels. We will continue to seek high growth opportunities including new product applications such as this as we continue to expand our business. Now, I’ll go into a bit more detail in each of our business segments.

With Energy and Chemicals, as we’ve said previously, quote activity has accelerated and we’re encouraged about potential opportunities. Worldwide investment in ammonia infrastructure is increasing and quotation activity for ammonia purification systems is moving ahead. The execution of our existing ammonia purification project in India, currently in our backlog, is proceeding as planned.

There are several ethylene production plants slated to go forward in the Middle East and Asia during 2011, which we believe we have a high likelihood of winning orders for.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

Small to mid-scale LNG projects continue to emerge in China. Orders for both brazed aluminum heat exchangers and cold boxes have been received during the first three quarters of 2010. This trend is expected to continue as China’s demand for clean energy and natural gas vehicle fuel continues to grow. There are a number of mid-scale LNG liquefaction projects in China as well that are proceeding through the project development phase. This could lead to 2011 order activity.

In North America, natural gas processing and natural gas liquids recovery projects have shown continued signs of growth and strength since the second quarter of 2010. Orders for brazed aluminum heat exchangers for these opportunities are expected to continue into 2011. This activity is driven by preferential shale gas production in liquid rich plays.

There are a number of large natural gas processing plants in execution currently, one of which led to the $20 million-plus fourth quarter order I just mentioned, to provide brazed aluminum heat exchangers, associated cold boxes and Core-in-Kettle® exchangers for a natural gas liquid project in the Middle East.

In addition, we’ve completed a FEED study and have been designated as the technology and proprietary equipment provider for a global scale integrated nitrogen rejection unit with integrated natural gas liquids recovery system in the Middle East. That project appears to be on track for a final investment decision and EPC contract award in the first quarter of 2011.

Gross margins have bottomed out in the first half of 2010. We remain disciplined in our quotation approach regarding booking forward capacity, which gives us a unique opportunity to capitalize as the market improves. We’re well positioned to take advantage of the opportunities I’ve outlined as they occur.

Within our Distribution and Storage business, our merchant industrial gas customers have reported improved sequential results and increasing gas volumes worldwide. As Michael mentioned, Distribution & Storage posted their fifth straight sequential quarterly order increase led by strong order entry in our D&S European operations. In particular, packaged gas products have continued to improve across all regions and historically this has been the leading area within Distribution and Storage in an economic upturn.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

Activity in China remains strong and backlog remains at historically high levels. Quotation activity for engineered tanks, including railcars, for both industrial and hydrocarbon applications is growing in activity here in the U.S.

The LNG vehicle fueling and virtual pipeline opportunities continue to offer upside growth potential for Distribution and Storage, and were significant drivers of third quarter performance. We provide products and solutions for the full LNG value chain from LNG terminal equipment and liquefiers to on-board fuel tanks. There are numerous LNG vehicle fueling opportunities in China as government commitment to natural gas makes this a significant opportunity for Chart.

In the U.S., the recent announcement by Pilot Flying J, the largest truck-fueling center operator in the U.S., to begin offering CNG and LNG fueling facilities is a very positive infrastructure development here in the U.S. We’re excited about potential new LNG opportunities, including marine and mining applications to displace diesel for trucks and stationary equipment operating in those markets. Conversion of diesel to LNG provides a cleaner and cheaper alternative and represents another LNG growth opportunity for our products.

Overall, bulk tank order trends still remain weak in the U.S. and Europe, but appear to have stabilized and are increasing slightly. Third quarter bulk tank orders were the best seen in the past six quarters. LNG applications still represent the leading edge. Our largest industrial gas customers are still carrying significant inventory of tanks removed from service. However, customer-owned inventory at Chart manufacturing sites has been drawn down to very low levels, a good leading indicator of demand improvement in the future.

Within our BioMedical division, the Covidien acquisition added $13 million in sales during the third quarter. We continue to make progress in our restructuring efforts and will consolidate the U.S. oxygen therapy business in our Canton, Georgia facility. We’ve begun construction of a new facility there, which is expected to be completed in the first quarter of ‘11. Margins have improved as expected as we’ve executed well in our Covidien integration effort. It’s been almost a year since we closed on the Covidien acquisition and we’re very pleased with the results to date.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

The oxygen respiratory market continues to trend positively. Despite seeing some market shifts due to reimbursement caps in the U.S. moving some of the market share to concentrators, we found that educating and training pulmonologists will drive market share against alternative therapies in the U.S. market. Demand in Europe is growing as the economy recovers and government spending resumes, particularly in Southern Europe.

Cryobiological business continues year-on-year growth as it recovers from the downturn, the one area of the BioMedical business that the recession did have some impact on. Cord blood banking and large cell bank opportunities globally drive demand for our large freezers. The animal breeding sector orders continue to grow in comparison to 2009.

I would now like to open it up for questions. Christian, please provide instructions to the participants to be able to ask questions.

Coordinator	Thank you. We will now be conducting a question and answer session. (Operator’s instructions) One moment, please, while I poll for questions. Our first question comes from the line of Rob Brown with Craig Hallum. Please proceed with your question. Your line is now live.

R. Brown	Good morning. I’m just wondering if you can give a little color on where you are at in terms of utilitization in the E&C business and where you see kind of margins trending from here.

S. Thomas	Our utilization levels are low, probably depending on the operation, at less than 50%. There is still strong competitive bidding on all projects, although I feel pretty strongly that we’ve come off the bottom.

M. Biehl	In terms of margins, Rob, I would expect as we move forward they’ll trend up a little bit from where they were this quarter even slightly for E&C.

R. Brown	Okay, that’s great to hear. Then you mentioned also the LNG fueling opportunity. Could you just review for us again and sort of maybe per station or per LNG facility kind of how your revenue can flow from that, and what you see sort of China doing in the next sort of two to three years here?

S. Thomas	Yes, our revenue content on an LNG or combined LNG/CNG terminal or vehicle fueling terminal is in the three quarters of a million dollars to as

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

much as $8 million depending on the size of that facility. It’s difficult to call the number of stations that are in the planning phase. In China, numbers in the hundreds; in the U.S., in the 20 to 100 stations over the next couple of years.

R. Brown	Okay, great. Thank you.

Coordinator	Thank you. Our next question comes from the line of Tom Hayes with Piper Jaffray. Please proceed with your question. Your mic is now live.

T. Hayes	Thank you. Congratulations on the quarter, guys.

M. Biehl	Thanks, Tom.

T. Hayes	I was just wondering if maybe you could provide a little bit of color on a couple of things. One, you had called out some of the euro exposure that maybe hit the margins on the BioMedical side. How much of that segment’s business is exposed to the euro?

M. Biehl	If you look at our overall business, it’s probably, including the European operations for Distribution and Storage, about $100 million, but that has a natural hedge in place because a lot of their costs are in euros. So, when you look at BioMed, it’s somewhere in the $30 million to $35 million range in terms of sales. They’ve been pretty effective in terms of being able to cover their exposure with price increases or keeping prices at a level that would cover it.

I mean if you look from this quarter to last quarter of this year, because of the higher euro last year, it had about a $2.3 million impact on sales, meaning that sales were $2.3 million lower because of the translation effect, which is pretty nominal in terms of operating income, somewhere $200,000 to $250,000.

T. Hayes	Okay. I guess then also from a modeling point of view, do we have any more restructuring costs coming over the next quarter, fourth quarter?

M. Biehl	Yes, it’s going to have a very nominal impact in the fourth quarter. There may be some in the first quarter of next year as we wrap up the building of this facility for the oxygen therapy down in Georgia, but it should be less than a million dollars, maybe even less than a half a million dollars as we move forward.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

T. Hayes	Okay, I guess lastly, it sounds like a great opportunity on the Department of Energy opportunity. Is that something that probably wouldn’t be material until well into next year?

S. Thomas	Immaterial in the near-term. Revenues for research or pilot scale facilities will be in 2011, but it won’t have a meaningful impact on our results in the 2011-2012 timeframe.

T. Hayes	Great, thank you.

Coordinator	Thank you. Our next question comes from the line of Roger Read with Natexis Bleichroeder. Please proceed with your question. Your line is now live.

R. Read	Good morning, guys.

M. Biehl	Good morning, Roger.

R. Read	I guess kind of following on with the last question there, utilization and the impact on margins, and then kind of adding on to that, do we need to see large-scale projects of whatever type coming back into the market in terms of you winning them and orders in order to get utilization up? Or Sam, would you say that, especially at least in the D&S segment, given the strength in China and the sort of broadening out into the other markets, that really it’s more of a broad-based improvement that’s going to allow you to get utilization back up and then margins improved, ultimately some pricing as well?

S. Thomas	Utilization within the D&S business is moving up ahead of our E&C business and I think as we get into 2011, assuming the continued trend of improving activity, particularly in the industrial gas area, we’ll see some firming up of margins. It’s somewhat dependent on overall levels of activity and commodity pricing, but I think it’s generally going to be a positive trend.

Within the Energy and Chemicals business, there has been enough increase in activity that I feel pretty confident about margins having gone through their trough and they will progressively improve. The rate of increase will be driven by overall industry capacity utilization, as well as the levels of global activity, which will be reflected in commodity prices. In other words, as commodity prices, particularly stainless and aluminum,

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Moderator: Sam Thomas/Michael Biehl

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go up, it’s indicative of significant levels of activity, broad-based activity that should give us more operating leverage.

R. Read	All right, well, you kind of took my follow-up there. I was going to ask you about what was going on with raw material costs, because I remember a few years ago that seemed to be one of the ways, if nothing else, revenues were getting pushed up as you were putting through surcharges. We’re not, I assume, at the surcharge level just yet.

S. Thomas	Well, stainless steel has certainly, and carbon steels, have certainly recovered significantly from the first half 2009 trough. They’re currently at the sort of levels of base price and surcharge that we saw in the marketplace in the 2004-2005 timeframe. In the third quarter and forecasted in the fourth quarter, both of those commodities saw price strength and forecasts were that they would continue to go up. Forecasts for 2011 are up, although the general view is that through the fourth quarter/first quarter, they’ll probably be reasonably flat, that perhaps the aluminum producers and the stainless steel producers got out a little ahead of themselves in pushing pricing.

R. Read	Okay, and final question for me is a lot of acquisitions obviously over the last—well, pretty continuously, but certainly you’ve had a pretty active situation over the last 18 months or so. As you look over the next 18 months, and I recognize it’s difficult to predict if the transaction will close or not, but based on the deals you’re looking at, how does the acquisition front look, let’s say, through this time next year?

S. Thomas	We think it’s positive. We’ve put more resources into that area because we think there are good opportunities and will continue to be good opportunities.

R. Read	And that’s all I’m going to get?

S. Thomas	Yes.

M. Biehl	Stay tuned.

R. Read	All right, thank you.

Coordinator	Thank you. Our next question comes from the line of Jeff Spittel with Madison Williams. Please proceed with your question. Your line is now live.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

J. Spittel	Good morning, Sam. Good morning, Michael.

M. Biehl	Hello, Jeff.

S. Thomas	Good morning.

J. Spittel	I guess looking at E&C margins, with respect to product that you’re shipping now and kind of working off the lower price or lower margin stuff from the downturn, how far along are we in that process, and I guess can you walk us through the implications for margins the next few quarters there?

M. Biehl	Well, it’s coming out of backlog and some of it is that we are executing better in terms of some of these projects. They initially were at lower margins. We’re executing better and able to capture and drive higher margins as we move forward.

We are seeing margins improvement in orders that are coming in and orders that we’re quoting. So, we would expect their margins to continue to ramp up, not a hockey stick-type ramp up, but would expect them as we move into next year to sort of be in that mid-20% range, could possibly, as we move towards the end of the year get into a higher range, but right now, our expectations would be sort of mid-20s.

J. Spittel	Okay, so sounds like sort of the sixth or seventh inning may be in that process with some of the stuff that’s turning from the backlog, from orders in ‘08.

M. Biehl	Yes, I mean towards the end of next year is where we’ll start to see more significant ramp up.

J. Spittel	Okay. Switching over to the U.S. land market, I would imagine air-cooled heat exchangers, those orders have still been looking good. Can you give us a sense of the climate there in terms of pricing and capacity utilization?

S. Thomas	While that segment of the air-cooled heat exchanger market has been very good, the overall market for our competitors means there was excess capacity. So, margins have, again, come off the trough, are improving, but I don’t see a big jump in margins in that segment of our business over the next few quarters because of that. It’s good healthy activity, but it’s not frenzied activity.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

J. Spittel	Okay, and then finally, with regard to Interoil and Energy World have talked about a module LNG facility in Papua New Guinea. Can you give us an update, I guess, on where you stand with regard to potential timing with an award on that front if there is one forthcoming?

S. Thomas	No.

J. Spittel	I saw that one coming. I had to try. Okay, well, that’s good for me. Thanks very much. Great quarter, guys.

Coordinator	Thank you. Our next question comes from the line of Greg McKinley with Dougherty & Company. Please proceed with your question. Your line is now live.

G. McKinley	Yes, thank you. In terms of the sort of duration over which the order book in E&C is going to be flowing through your P&L, I wonder if you could comment if that’s changed a little bit. It seems in the September quarter you indicated you had seen some requirements to produce equipment quickly and had a nice margin benefit from that. Is that how we should expect that order book to continue to behave here in the short-term where it may be some shorter cycle, more rapidly delivered product? Is that also coinciding with a higher margin view over the next couple of quarters?

M. Biehl	No, Greg. It’s tough to predict those expedited orders. I think that’s what you’re referring to. I mean they’re very good margins, but no, we typically don’t forecast those and that’s not part of our margin improvement as we see going forward. I mean, obviously, if we had those, it could even enhance the margins more, but we don’t try to predict them because they’re lumpy as is the overall business when they do come in, but we’re certainly happy to accommodate our customers to deliver them.

G. McKinley	So, please correct me if I’m wrong, but it sounds to me like utilization is going to be improving such that we can maintain similar margins in E&C in the near- to mid-term without the benefit of those expedited orders. We can still stay in that level.

M. Biehl	That’s correct.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

G. McKinley	Okay. Fair enough. Thank you, and then just bookkeeping real quickly; given the shift in revenue mix, domestic and international, how should we be thinking about your tax rate?

M. Biehl	For this year, it should continue to sort of be in that 26% range.

G. McKinley	In Q4?

M. Biehl	In Q4. Next year, I would expect it probably to go up a little bit, maybe 26% or 27%.

G. McKinley	Okay, so, we’re seeing a meaningful reduction there from where we’ve had been—well, I guess it jumps around a bit, but we had been in the low 30% range or upper 20% for a while and it seems like we’re shifting a couple of hundred basis points lowers.

M. Biehl	I mean if we see a shift back to more domestics earnings, it would take the rate up.

G. McKinley	Yes, thank you.

M. Biehl	All right, you’re welcome.

Coordinator	Thank you. (Operator’s instructions) Our next question comes from the line of Eric Stine with Northland Capital Markets. Please proceed with your question. Your line is now live.

E. Stine	Hello, Sam. Hello, Michael. Congrats on the quarter.

M. Biehl	Thank you.

E. Stine	I was wondering if we could just talk about the $22 million NGL project order out of the Middle East, just maybe some color on how long you’ve been working on that project, did you have the FEED study on that, and was it a competitive bid situation?

S. Thomas	We were not involved in a FEED study. It was an award from a major EPC. We’ve been in discussions on that project for roughly a year and yes, it was a competitive bid.

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Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

E. Stine	It sounds like, I mean just from your outlook on margins going forward, that the margin profile or the bidding on that was a little bit more rational than maybe we’ve seen in some of the really large projects in Australia.

S. Thomas	That’s a fair assessment.

E. Stine	Okay, that is helpful. Maybe just turning to SG&A, just kind of refresh the thinking there; should we still think about minimal increases as we get into next year, that you can ramp revenues a pretty fair amount as these segments come back without adding much SG&A?

M. Biehl	When you say “minimal,” less than 10%, yes. I mean we will see a ramp up for the business units. On the corporate side, we think it’ll remain fairly level without really any significant cost, but as the business units ramp up and perform better, we’ll see things like sales commissions go up, that are in SG&A and things like that. I would expect to see a ramp up overall of SG&A next year less than 10%. It could be in the 7% to 8% range next year.

E. Stine	Okay, thanks a lot on that.

M. Biehl	That’s pretty preliminary at this point. We really haven’t put together our plan for next year. That’s sort of a gut feel there.

E. Stine	Yes, understood on that. Then just lastly on the acquisition, maybe just a follow-up to a previous question, but given the reimbursement trends you talked about an oxygen concentrator, adding that to the product line, is that a possibility going forward?

S. Thomas	That is a possibility.

E. Stine	Okay. I guess we’ll just leave it at that and to be continued. Thanks.

S. Thomas	Thank you.

Coordinator	Thank you. Our next question comes from the line of Matthew Prince with King Street Capital. Please proceed with your question. Your line is now live.

M. Prince	Hello, guys. Congratulations on the quarter. I had one follow-up question about the BioMedical segment. It looks like in the quarter you did a gross margin of about 39.5 and you mentioned in the press release it was

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adversely impacted by the euro. You mentioned in the comments that there was also still some acquisition accounting that was repressing it. I guess my question is what do you view is the normalized margin for that segment?

M. Biehl	We’d expect it to be sort of in the 40% range.

M. Prince	Okay, so those impacts were not too significant.

M. Biehl	No.

M. Prince	Okay, that’s all. Thank you very much.

M. Biehl	You’re welcome.

Coordinator	Thank you. (Operator’s instructions) Our next question comes from the line of Gary Farber with CL King. Please proceed with your question. Your line is now live.

G. Farber	Okay, thank you. Can you talk about market share? Do you think you’re taking market share in any of your segments today in a meaningful way? Is that helping the results? Do you see opportunities heading into next year in any particular segment where you think there’s market share opportunities?

S. Thomas	We don’t really have any good insight into that. We’re committed to the markets we’re in and our customers and we work hard at providing the highest possible service levels. As a result of that, we believe we’ll continue to be successful and will grow at a pace above that of the market as a whole.

G. Farber	Okay, all right, thanks.

Coordinator	Thank you. There are no further questions at this time. I would like to turn the floor back over to Mr. Thomas for any closing comments you may have.

S. Thomas	Thank you, Christian. In conclusion, our solid third quarter results were very positive and clearly an indication of the improving markets that we’re seeing. Our balance sheet and liquidity positions us well to continue to pursue accretive growth opportunities, both organically and through

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

October 28, 2010/10:30 a.m. EDT

acquisitions, which will add value to the company and for our shareholders.

We continue to be optimistic about the company’s future and moving forward on executing our strategic growth plan. Thank you everyone for listening today. Good-bye.

Coordinator	Ladies and gentlemen, this does conclude today’s conference. You may disconnect your lines at this time and we thank you for your participation. Good day.